Exhibit 10.1

AIRCRAFT CHARTER AGREEMENT

THIS AIRCRAFT CHARTER AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of December, 2011, by and between CORPORATE AIR, LLC, a Pennsylvania limited liability company with its principal offices at 15 Allegheny County Airport, West Mifflin, Pennsylvania 15122 (hereinafter referred to as “Corporate Air”)

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DICK’S SPORTING GOODS, INC., a Pennsylvania corporation, with its principal offices at 345 Court Street, Coraopolis, PA  15108 (hereinafter referred to as “Dick’s Sporting Goods”).

WITNESSETH:

WHEREAS, Corporate Air operates and manages a Gulfstream G550 Aircraft, Serial Number 5345, which is owned by EWS II, LLC, a Delaware limited liability company (the “Owner”);

WHEREAS, Owner has entered into an Aircraft Lease Agreement with Corporate Air to provide all operational aspects of the Aircraft (as defined below), including charter services to third parties;

WHEREAS, Corporate Air and Dick’s Sporting Goods desire to enter into this Agreement for use of the Aircraft in Dick’s Sporting Goods’ business; and

WHEREAS, Dick’s Sporting Goods’ Board of Directors, including the non-employee members thereof, have reviewed and approved matters related to entering into this arrangement  with Corporate Air with respect to the use of the Aircraft in connection with Dick’s Sporting Goods’ business;

NOW THEREFORE, in consideration of the premises and the mutual provisions, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
Identification of Aircraft; Use

1.01     Aircraft Defined.  For purposes of this Agreement, the term “Aircraft” means collectively that certain Gulfstream G550 aircraft, Serial Number 5345 and bearing Federal Aviation Administration (“FAA”) registration number N954GA (to be changed to N235DX) together with all logs and records pertinent thereto; Rolls-Royce Deutschland Ltd & Co KG, BR 700-710 C4-11

engines, Serial Numbers 15709 (left) and 15708  (right); and all appurtenant avionics, electronics, appliances, instruments, accessories, appurtenances, furnishings, spare parts, contract and warranty rights and other items of equipment and property of whatsoever kind and character attached to, incorporated in, installed in or on otherwise made a part of said aircraft and engines.

1.02     Use of Aircraft.  Subject to the terms and conditions of this Agreement, Corporate Air agrees to provide to Dick’s Sporting Goods and Dick’s Sporting Goods agrees to accept from Corporate Air the use of Aircraft.  Dick’s Sporting Goods may utilize the Aircraft for up to three hundred (300) flight hours per any Agreement Year (“Target Hours”).  “Agreement Year” shall mean the consecutive twelve (12) calendar month period commencing on January 1, 2012 and each successive twelve (12) month period commencing thereafter during the Term.  Dick’s Sporting Goods shall be entitled to a pro-rata use of the Aircraft from the Commencement date to the beginning of the first Agreement Year.  If Dick’s Sporting Goods does not reach the Target Hours in any Agreement Year, Dick’s Sporting Goods may utilize the difference between the actual flight hours used and the Target Hours during the first ninety (90) days of the following Agreement Year except after the final Agreement Year of the Agreement.  In connection therewith, subject to the remaining terms and conditions hereof and subject only to instances where the Aircraft is unavailable due to maintenance, Dick’s Sporting Goods shall have absolute priority to utilize the Aircraft over all other users except for the Owner (i.e., Dick’s Sporting Goods shall have priority over Corporate Air’s commercial aircraft operations other than for Owner).  If Corporate Air fails to provide the Aircraft pursuant to the terms of this Section 1.02, in addition to any remedies Dick’s Sporting Goods may be entitled to hereunder or under applicable law, Dick’s Sporting Goods shall be entitled to as damages an amount equal to the per day cost incurred by Dick’s Sporting Goods for a comparable replacement aircraft for every day the Aircraft is not available or, at Corporate Air’s election Corporate Air may make available to Dick’s Sporting Goods a substitute comparable replacement aircraft that is reasonably acceptable to Dick’s Sporting Goods, which cost of such replacement aircraft to Dick’s Sporting Goods shall in no event exceed the cost of the Aircraft to Dick’s Sporting Goods had the Aircraft been available for the intended usage in accordance with the terms hereof.  Corporate Air shall coordinate all trip requests by Dick’s Sporting Goods and shall be responsible for all details relating to the scheduling, dispatching, take-off, flight and landing arrangements for each aircraft, including the Aircraft.  Flight dispatch shall be provided on a 24-hour basis at no charge. Corporate Air agrees that the Aircraft shall at all times be operated according to its FAA approved operations manual and that all members of the flight crew shall be fully competent and experienced, duly licensed, and qualified in accordance with the requirements of applicable law and regulation and all insurance policies covering the Aircraft. All members of the flight crew who are pilots shall be fully trained in accordance with an FAA-approved training program and manufacturer required or recommended training, including initial and recurrent training and, where appropriate, contractor-provided simulator training.  Corporate Air agrees to abide by all applicable laws and regulations and by all duly adopted rules of which it has been given notice.  At all times, Corporate Air shall operate the Aircraft (or any replacement aircraft) under and maintain the Aircraft on its FAA Part 135 Certificate and it shall be responsible for all costs of such compliance.

ARTICLE II
Term; Termination

2.01    Term.  The term of this Agreement shall commence effective as of December 19, 2011 (the “Commencement Date”) and shall end at 5:00 o’clock p.m. (Pittsburgh time) on December 31, 2016 (the “Term”).

2.02     Termination.

(a)        If Dick’s Sporting Goods fails to make any payment, not being contested in good faith, as required under this Agreement for a period of thirty (30) days after receipt of written notice, then Corporate Air may, in addition to any other rights and remedies it may have hereunder or otherwise at law, in equity or by statute, terminate this Agreement.

(b)        This Agreement shall automatically terminate, without further notice, if (i) Corporate Air loses its right to operate the Aircraft under Corporate Air’s lease with the Owner and/or (ii) Corporate Air can no longer operate the Aircraft under its FAA Part 135 Certificate or is otherwise prohibited under law, rule or regulation from operating the Aircraft.

(c)        Any termination of this Agreement pursuant to Sections 2.01 and/or 2.02 shall be terminations of this Agreement by the expiration of the Agreement by its stated termination date and as a result of both parties completing their obligations under the Agreement.

(d)        In the event Corporate Air shall breach any provision of this Agreement or default in the performance of its obligations hereunder, which breach or default shall not have been cured or waived in writing by Dick’s Sporting Goods within thirty (30) days of receipt by Corporate Air of written notice from Dick’s Sporting Goods setting forth in detail the nature of such breach or default, then Dick’s Sporting Goods may, in addition to any other rights or remedies it may have hereunder or otherwise at law, in equity or by statute, terminate this Agreement.  Notwithstanding the forgoing, if Dick’s Sporting Goods is unable to utilize the Aircraft as set forth under Section 1.02 hereunder for any reason, then Dick’s Sporting Goods may terminate this Agreement by notice to Corporate Air.

(e)        Either party may terminate this Agreement immediately, without the need for written notice or other action on its part, in the event that a receiver or trustee shall be appointed over the whole or any part of the assets of the other party, if the other party shall make an assignment for the benefit of creditors or declare its inability to pay its debts generally as they become due, or a petition shall be filed by or against the other party initiating any bankruptcy or insolvency proceeding.

(f)         Dick’s Sporting Goods may terminate this Agreement with or without cause on sixty (60) days prior written notice to Corporate Air.

ARTICLE III
Monthly Rental Rate and Financial Responsibility

3.01     Monthly Rental Rate.

(a)        On the Commencement Date, Dick’s Sporting Goods will pay Corporate Air a deposit amount equal to two month’s initial Base Payments (as defined below) or a total of Four Hundred Thousand Dollars ($400,000.00) (the “Deposit”).  The Deposit shall be held for the Term, but used and applied against the last two (2) monthly Base Payments (i.e. the Deposit will be applied to the final two (2) month’s Base Payments in lieu of Dick’s Sporting Goods regular Base Payments being made on the payment dates applicable for those months).  Should there be an overpayment or underpayment of any Base Payment at the end of the Term due to the Deposit, the parties agree to act in good faith to reconcile such amounts in a manner that is mutually acceptable to both parties consistent with the terms of this Agreement.  Should the Agreement be terminated prior to the end of the Term, any part of the Deposit that is not applied to any Base Payment shall be refunded by Corporate to Dick’s Sporting Goods.

(b)        During the Term of this Agreement, Dick’s Sporting Goods will pay to Corporate Air a monthly rental payment equal to the Base Payment (or a pro-rata portion of the Base Payment on the basis of a month of 30 days for any partial month).  For the purposes of this Agreement, the term “Base Payment” means (i) for the first Agreement Year of the Term, Two Hundred Thousand Dollars ($200,000.00) per month (the “Base Payment”) and (ii) for each subsequent Agreement Year after the first Agreement Year of the Term, the Base Payment means a per month payment equal to the previous Agreement Year’s Base Payment (“Previous Year’s Base Payment”) plus the greater of (i) 3% of the Previous Year’s Base Payment or (ii) the product of the (x) annual percentage increase, if any, in the Consumer Price Index from that in effect on the date immediately preceding the Commencement Date (or the immediately prior yearly anniversary of the Commencement Date in the case of subsequent years of the Agreement) and (y) the Previous Year’s Base Payment, provided however, that, in no event shall any increase in the Base Payment in any Agreement Year be greater than 5% of the Previous Year’s Base Payment.  For purposes of this Agreement, “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers (CPI-U): U.S. city average published by the Bureau of Labor Statistics of the United States Department of Labor, as available on the U.S. Bureau of Labor Statistics website reporting the CPI-U unadjusted for the 12-months most recently ended for “all items” expressed as a percentage, or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by a nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Corporate Air and Dick’s Sporting Goods shall agree upon in writing shall be substituted for the Consumer Price Index. If Corporate Air and Dick’s Sporting Goods are unable to agree as to such substituted index, such matter shall be submitted to arbitration in accordance with Section 7.03.

(c)        Dick’s Sporting Goods will have the right to utilize the Aircraft for up to One Thousand Five Hundred (1,500) hours during the Term, at a cost (in addition to the Base Payment) of Three Thousand Dollars ($3,000.00) per block hour actually used (“Use Charge”).  As used herein, “block hour” shall mean actual flight time plus (i) .1 of an hour for each take-off and (ii) .1 of an hour for each landing for such Dick’s Sporting Goods use.

(d)        No later than the third (3rd) business day following the end of each month in the Term, Corporate Air shall provide Dick’s Sporting Goods with a proforma bill that sets forth Corporate Air’s best estimate of amounts payable by and to Corporate Air on the Payment Date (as defined below) in respect of such monthly period with reasonable supporting detail.  Within fifteen (15) days following the end of each month, Corporate Air shall provide Dick’s Sporting Goods with a written statement (the “Monthly Statement”) for the monthly period which statement shall show, in reasonable detail, all payments due to Corporate Air for the immediately prior month, and which shall have a breakdown of amounts owed and include, at a minimum, the Use Charge, the Base Payment and any additional charges incurred that are not included in the Base Payment due on the Payment Date for such monthly period.  In addition, Corporate Air shall provide back-up invoices and documents reasonably acceptable to Dick’s Sporting Goods for all information on each Monthly Statement.  In addition, with fifteen (15) days prior to each of Dick’s Sporting Goods’ fiscal quarter ends (such fiscal quarter ends have previously been provided to Corporate Air), Corporate Air shall provide Dick’s Sporting Goods an estimate for the amounts due to Corporate Air under this Agreement for such fiscal quarterly period then ending for the purposes of Dick’s Sporting Goods’ use in its financial reporting.  Such estimates shall be in writing and in form and substance satisfactory to Dick’s Sporting Goods in its reasonable discretion.

(e)          All amounts due as reflected on each Monthly Statement shall be paid within the calendar month in which the Monthly Statement is provided to Dick’s Sporting Goods (such date of payment referred to as the “Payment Date”), provided however, if the Monthly Statement is not provided by the 15th day after the end of any month, the Payment Date will be extend until the 15th calendar day (or next business day, if such day is not a business day) from the date that the Monthly Statement is received by Dick’s Sporting Goods.  Notwithstanding any other provision of this Agreement, Dick’s Sporting Goods shall not be required to pay for any amount under this Agreement which it is contesting in good faith.  Notwithstanding any other provision of this Agreement, Corporate Air shall be solely responsible the issuance of a correct and complete Monthly Statement.  In addition, for the avoidance of doubt, the only amounts that Dick’s Sporting Goods is responsible for under this Agreement are (i) Dick’s

Sporting Goods’ Use Charge under Section 3.01 hereof (including properly incurred and documented Dick’s expenses), and (ii) the Base Payment under Section 3.01.

3.02     Corporate Air Responsibility.

(a)        During the Term of this Agreement, Dick’s Sporting Goods will not be responsible for any capital improvements, interior renovation and maintenance or other costs, charges, fees, taxes or expenses required for or associated with the Aircraft, except for those set forth in the last sentence of Section 3.02(b) below.

(b)        Corporate Air shall be responsible for all expenses relating to the operation of the Aircraft during the Term of this Agreement.  These expenses include all operating expenses such as fuel, routine maintenance, pilot service, landing fees, ground transportation, etc. Dick’s Sporting Goods shall only be responsible for any Dick’s Sporting Goods flights that cause there to be cost for: handling and navigational charges for international travel, deicing fluid and the application of the same and out-of-town third-party hanger charges.

(c)        Corporate Air agrees to collect and pay when due all federal, state and local air transportation, sales, use, excise and other similar taxes and assessments which are or hereafter become due with respect to the Aircraft or such Aircraft’s use, this Agreement, or any other amounts paid or payable by Corporate Air to Dick’s Sporting Goods hereunder including, but not limited to, any such taxes arising out of the use of the Aircraft by Dick’s Sporting Goods or others in accordance with the terms of this Agreement

(d)        Corporate Air agrees to withhold Federal Transportation Excise Tax on all applicable flight amounts paid by Dick’s Sporting Goods to Corporate Air, including the Base Payment and to remit (with the appropriate tax return or filing documentation) the tax due to the appropriate authorities in the U.S. Federal Government.  In addition, Corporate Air also agrees that for each Block Hour of use by Dick’s Sporting Goods under Section 3.01 hereof, Corporate Air will collect and remit  the appropriate Federal Transportation Excise Tax at the then applicable tax rate for Part 135 flights for each such flight (which shall be agreed upon by the parties hereto at a rate of 7.5% of the then Use Charge (should such Federal Transportation Excise Tax rate change by Law, then the parties will agree to any reduction or increase in the applicable tax as is required by Law)).  The parties agree that the Use Charge is the fair market value of such flights.  Corporate Air shall be solely responsible for collecting, remitting and paying any and all Federal Transportation Excise Tax due under this Section 3.02.

(e)        Corporate Air hereby agrees to fully and completely indemnify, protect, hold harmless and defend Dick’s Sporting Goods, its directors, officers, employees and agents from and against any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, arising from or relating to (i) the failure of Corporate Air to timely prepare the tax returns required under this Article III related to any Federal Transportation Excise Tax and/or pay to the appropriate authorities any Federal Transportation Excise Tax due and collected under this Article III hereof; (ii) the failure of Corporate Air to maintain any books, records or documentation required for this Article III hereof to the extent such books, records and/or documentation relate to any matter concerning taxes, including Federal Transportation Excise Tax (collectively, the “Tax Documents”); (iii) a breach of the Corporate Air of its obligations pursuant to this Agreement, or (iv) Corporate Air keeping the Tax Documents in a manner or fashion that renders the Tax Documents (x) untrue, incorrect and/or incomplete in any material respect and/or (y) violative of applicable law.

The obligations of Corporate Air under this Article III shall apply to the fullest extent authorized or permitted by the provisions of any applicable law, as presently in effect or as changed after the date of this Agreement, whether by statute or judicial decision (but, in the case of any subsequent change, only to the extent that such change permits Corporate Air to provide broader indemnification than permitted prior to giving effect thereto).

3.03     Fuel Adjustment. The parties acknowledge that it is difficult to project the future cost of fuel during the Term of this Agreement. Accordingly, the parties agree to adjust the hourly rate to reflect an increase or decrease in the cost of fuel as calculated below and in accordance with Exhibit A hereto. Each month Corporate Air shall prepare a Fuel Purchase Summary, a sample of which is attached as part of Exhibit A. This report will identify the Combined Average Cost of Fuel per Gallon (hereinafter CACFG) during the previous month. The average cost includes fuel purchased and reflects the underlying cost of the product, any flowage fee, and federal excise taxes by Corporate Air. The parties agree to track the change in the CACFG during the term of the Agreement beginning on February 1, 2012. The agreed upon CACFG as of the Commencement Date is $3.76 and thereafter shall be adjusted in accordance with the calculation provided on Exhibit A.  In the event the CACFG as reflected in the most current Fuel Purchase Summary increases or decreases by at least $1.00 per gallon, then the parties agree to adjust the hourly rate effective the 1st day of the month subsequent to the month covered by the Fuel Purchase Summary in accordance with Exhibit A. The adjustment will be calculated based on a fuel consumption rate of 500 gallons per hour multiplied by the increase or decrease in the CACFG as illustrated Exhibit A.  Corporate Air shall also provide Dick’s Sporting Goods the detail of any calculation of the Fuel Purchase Summary it reasonably requests.

ARTICLE IV
Operations

4.01     Operations.  Corporate Air agrees to abide by procedural guidelines for the safe operation of the Aircraft provided by Corporate Air, the insurance carrier and the FAA. At no time will the Aircraft be dispatched without the permission of Corporate Air (such permission not to be unreasonably withheld).

4.02.    Line Services.  Corporate Air will be responsible for providing a minimum of two (2) qualified line service personnel who shall be available twenty-four (24) hours a day. Corporate Air shall provide all line services reasonably necessary for the operation of the Aircraft consistent with the operation of similar aircraft which shall be provided by Corporate Air, as part of the Base Payment, including, without limitation, the following:

(a)                               Cleaning the Aircraft before each flight;

(b)                              Cleaning customer’s automobiles;

(c)                               Restocking of all condiments and snacks; and

(d)                              Tugging each Aircraft.

4.03.    De-Icing.  Corporate Air shall provide de-icing fluid and application of same to the Aircraft as required by applicable laws including those of the FAA and those relating to applicable environmental requirements.  The cost of this de-icing service or on-the-road third party hangaring and/or de-icing will be charged to Dick’s Sporting Goods for any Dick’s Sporting Goods flights and reflected on the Monthly Statement in accordance with Section 3.01.

4.04     Flight Crews.  Corporate Air shall supply a dedicated captain for the Aircraft and back-up captain, for the period of time when the captain exceeds the legal duty time or is unavailable due to illness, vacation, training and any other conflict in scheduling, each of whom shall be professionally trained and qualified pilots familiar with and licensed to operate the Aircraft and pre-approved by Dick’s Sporting Goods.  All pilots and crewmembers shall be qualified according to Manager’s FAA Approved Training Program and all insurance pilot warranty requirements.  In addition, all pilots and crewmembers will meet the experience requirements set forth by Dick’s Sporting Goods and will be subject to the approval of Dick’s Sporting Goods.  The cost of crewmembers and their applicable crew expenses are included in the fixed monthly Base Payment charged to Dick’s Sporting Goods as specified in Section 3.04.

4.05.    Flight Training.  Corporate Air shall implement a system of periodic training to ensure that the pilots continue to meet (i) the standards set forth in the FAA Approved Training Program applicable to the Aircraft including all aircraft manuals; (ii) all insurance requirements; and (iii) any other requirements or standards required by applicable laws including those of the FAA; such training program shall include annual simulator training at a place such as Flight Safety International or the equivalent.  The cost of flight training is included in the Base Payment charged to Dick’s Sporting Goods as specified in Section 3.01.

4.06.     Operations.  Corporate Air shall be responsible for preparing procedural guidelines for the safe operation of the Aircraft (which shall be in accordance with applicable laws, including but not limited to FARs), the capabilities established by the Aircraft’s manufacturer, and the safety and operational standards and policies of Corporate Air.  Corporate Air will operate the Aircraft during the Term of this Agreement in accordance with all such procedural guidelines and as well as all applicable laws.

4.07.     Certification.  Corporate Air hereby represents, warrants and covenants to Dick’s Sporting Goods that Corporate Air maintains and will, during the Term of this Agreement, continue to operate and maintain the Aircraft in compliance with all laws and will maintain and operate the Aircraft on its FAA Part 135 Certificate in compliance with all laws at all times during the Term unless otherwise set forth herein.  In addition, Corporate Air shall provide the following services for the Aircraft without charge to Dick’s Sporting Goods:

(i)	An FAA Approved Maintenance and Inspection Program;
(ii)	An FAA Approved Training Program to include one of the following: Initial, Recurrent, Upgrade or Transition Training for the Certification of the pilots; and
(iii)	Operations Procedures for the operation of the Aircraft.

All documentation relating to the Aircraft and copies thereof shall be provided to Dick’s Sporting Goods upon request and without charge other than reasonable copying costs.

ARTICLE V
Insurance

5.01       Basic Coverage.  Corporate Air shall cause the Owner to secure and maintain in effect throughout the Term hereof adequate insurance as provided for in the Aircraft Lease Agreement between Corporate Air and the Owner (the “Insurance”). The coverage will include all operations by Corporate Air and Dick’s Sporting Goods. Such coverage will include all risk hull of Forty Seven Million Two Hundred Fifty Thousand Dollars ($47,250,000) or fair market value, whichever is higher, and engine insurance (including, without limitation, foreign object damage insurance, and include a waiver of subrogation in favor of Dick’s Sporting Goods). In addition, said insurance will provide (i) combined single limit liability coverage totaling Three Hundred Million Dollars ($300,000,000) for bodily injury and property damage including passengers and (ii) such other coverages as Corporate Air typically carries with respect to other aircraft it owns, operates, leases or manages. All such policies of insurance shall designate Corporate Air and Dick’s Sporting Goods as named insureds and provide thirty (30) days notice of cancellation, termination or any change in the policy or any coverages.  Such policies shall also require that Dick’s Sporting Goods be provided such notice of cancellation, termination or change at the same time as the Owner. Further, the liability coverage shall not be considered contributory insurance with respect to any insurance policies of Dick’s Sporting Goods.  Corporate Air shall promptly provide Dick’s Sporting Goods with certificates of insurance evidencing said coverages.

ARTICLE VI
QUIET ENJOYMENT/INDEMNIFICATION

6.01       Quiet Enjoyment.  So long as Dick’s Sporting Goods shall properly perform all of the terms and conditions on its part to be performed hereunder, Dick’s Sporting Goods shall have the right to quietly enjoy the Aircraft during its times of use without molestation or hindrance of any person or entity claiming under Corporate Air.  It being understood that if there is damage and/or repairs required to the Aircraft (outside of routine maintenance) which prohibits Dick’s Sporting Goods from using the Aircraft as contemplated by this Agreement, then Dick’s Sporting Goods’ rights to quiet enjoyment hereunder will be impaired and Dick’s Sporting Goods shall have, in addition to any other rights hereunder, the right to terminate this Agreement.

6.02       Indemnity.  Corporate Air shall indemnify and save harmless Dick’s Sporting Goods, its affiliates, its successors and assigns, their directors, officers and employees (each, an “Indemnitee”), from and against any and all losses, claims (including, without limitation, claims involving strict or absolute liability in tort, damage, injury, death, liability and third party claims), suits, demands, costs and expenses of every nature (including, without limitation, reasonable attorneys’ fees) arising directly or indirectly from or in connection with the possession, maintenance, condition, storage, use, operation or return of the Aircraft under this Agreement or any tax, fee, charge, or assessment related to the storage, use or operation or return of the Aircraft (each, a “Claim”); provided, that the foregoing indemnity shall not extend to an Indemnitee with respect to any Claim to the extent such Claim is directly related to one or more of the following: (i) any default by Dick’s Sporting Goods hereunder, or (ii) the willful misconduct or the gross negligence of Dick’s Sporting Goods, or (iii) any amount which Dick’s Sporting Goods expressly agrees to pay hereunder. Corporate Air shall, upon request of Dick’s Sporting Goods, defend any actions based on or arising out of any of the Claims that Corporate Air is responsible for hereunder. Dick’s Sporting Goods shall not pay or settle any Claim without the prior written consent of Corporate Air, which shall not be unreasonably withheld, delayed, or conditioned.  Notwithstanding the forgoing, Corporate Air’s obligations under this Section 6.02 shall survive termination of this Agreement and shall remain in effect until all required indemnity payments have been made by Corporate Air to any Indemnitee.

ARTICLE VII
Miscellaneous Provisions

7.01       Further Acts.  The parties hereto shall, from time to time, do and perform such other and further acts, and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other to establish, maintain and protect the respective rights and remedies of the other, and to carry out and effect the intents and purposes of this Agreement.

7.02       Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) at the addresses set forth below or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when delivered.

To Corporate Air:	Corporate Air, LLC
15 Allegheny County Airport
West Mifflin, PA 15122
Attention: Philip B. Ehrman, Vice President

With copy to:	EWS II, LLC
345 Court Street
Coraopolis, PA 15108
Attention: Edward W. Stack, President

To Dick’s Sporting Goods:	Dick’s Sporting Goods, Inc.
345 Court Street,
Coraopolis, PA 15108
Attention: Chief Financial Officer

7.03       Arbitration.  In all disputes arising between Dick’s Sporting Goods and Corporate Air under this Agreement, either party shall serve upon the other a written demand for arbitration. Within fifteen (15) days of the service of the demand for arbitration, each party shall designate a person to act as its arbitrator, such person to be selected from a list of qualified arbitrators prepared by the American Arbitration Association in Pittsburgh, Pennsylvania. The two designated arbitrators shall promptly select a third arbitrator. If the two arbitrators are unable to select a third arbitrator, then either arbitrator, on five (5) days prior written notice to the other, shall apply to the American Arbitration Association in Pittsburgh, Pennsylvania to designate the third arbitrator. If either party fails to designate its arbitrator within thirty (30) days after service of the demand for arbitration, then the arbitrator designated by the other party shall act as the sole arbitrator and shall be deemed to be the mutually approved arbitrator to resolve the disagreement. The decision of a majority of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction. The fees and expenses of the arbitrators incurred in connection with any of the arbitration proceedings shall be borne equally by Corporate Air on one hand and Dick’s Sporting Goods on the other hand. Arbitration shall be held in the City of Pittsburgh, Pennsylvania, unless the parties agree in writing that the arbitration will be held elsewhere.

7.04       Waiver of Breach.  Waiver of any breach or default hereof shall not be a waiver of any other or subsequent breach or default. Any failure or delay in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or reoccurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right shall not exhaust the same or constitute a waiver of any other right provided for in this Agreement.

7.05       Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives and successors in interest and assigns. Nothing in this Agreement, express or implied, is intended to confirm on any person other than the parties hereto and/or their respective successors or assigns, any rights, remedies, obligations or liabilities.

7.06       Force Majeure.  Neither party shall be liable or be deemed in default under this Agreement due to any failure or delay in performance of any of its obligations hereunder (other than payment of money) due to causes beyond its reasonable control. Said causes include, but are not limited to, delays due to weather conditions, strikes, fires, floods, the actions of the United States Government or any other government authority, both foreign and domestic, or the failure to receive essential parts or services from suppliers for reasons beyond such party’s reasonable control.

7.07       Ownership Assignment.  Except as otherwise expressly provided for in this Agreement, Corporate Air shall not, without the prior written consent of Dick’s Sporting Goods assign, transfer, pledge, exchange, sell, hypothecate or otherwise dispose of this Agreement

7.08       Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and this Agreement may not be amended or modified or any term or provisions hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

7.09       Section Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.10       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one in the same instrument.

7.11       Applicable Law.  This Agreement shall in all respects be governed by the laws of the Commonwealth of Pennsylvania. The venue of any action brought to enforce the provisions of this Agreement shall lie in any court in Allegheny County, Pennsylvania having jurisdiction of the subject matter of such action.

7.12       Subordination; Consent to Assignment.  This Agreement is subject to the terms and provisions of that certain Loan and Aircraft Security Agreement dated as of December 19, 2011 between Owner and Banc of America Leasing & Capital, LLC (“Banc of America”) (said Loan and Aircraft Security Agreement, as the same may be amended or modified from time to time, sometimes hereinafter collectively referred to as the “Loan Agreement”), that certain Consent to Charter and Assignment dated as of December 19, 2011 between Banc of America, Owner, Corporate Air and Dick’s Sporting Goods and any related documents, agreements or instruments of any kind whatsoever.  Without limiting the generality of the foregoing, the rights of Owner, Corporate Air,

Dick’s Sporting Goods and any other party, person or entity of any kind whatsoever claiming through any of Owner, Corporate Air or Dick’s Sporting Goods with respect to the Aircraft (and any and all proceeds thereof, including, any insurance proceeds) shall be subject and subordinate in all respects to any and all of the rights, privileges, powers, entitlements, benefits, remedies, title or interests of Banc of America in or to the Aircraft (and any and all proceeds thereof, including, any insurance proceeds), including, all of its rights and remedies under or in connection with the Loan Agreement and any related documents, agreements or instruments of any kind whatsoever (including, without limitation, Banc of America’s right to repossess the Aircraft and to terminate this Agreement pursuant to the Loan Agreement and in this Section).  In addition, and notwithstanding anything to the contrary set forth in this Agreement or otherwise, upon the occurrence of any Event of Default (as such term is defined in the Loan Agreement) under or in connection with the Loan Agreement, this Agreement shall automatically and immediately terminate.

Without limiting the generality of any terms or provisions of this Agreement or otherwise, Dick’s Sporting Goods hereby acknowledges and consents to the assignment by Corporate Air of Corporate Air’s right, title and interest in and to this Agreement to Banc of America and its successor and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Aircraft Charter Agreement on and as of the day and year first above written.

WITNESS:		CORPORATE AIR, LLC

By:	/s/ Laura Schreiner	By:	/s/ Philip B. Ehrman

Name:	Laura Schreiner	Name:	Philip B. Ehrman

Title:	Asst. Sec.	Title:	Vice President

ATTEST:		DICK’S SPORTING GOODS, INC.

By:	/s/ Matthew H. Clark	By:	/s/ Timothy E. Kullman

Name:	Matthew H. Clark	Name:	Timothy E. Kullman

Title:	Senior Corporate Counsel	Title:	EVP & Chief Financial Officer

EXHIBIT A

Sample Fuel Purchase Summary

	Location	Account
St	City	Number	Product	Previous Price	New Price/CACFG*	Price Change/Delta to the CACFG**

PA	•	•	JET A	•	*	**

*  The “New Price” or “Combined Average Cost of Fuel per Gallon” (CACFG)  shall mean the averages of the daily prices for Jet A for the immediately preceding month of the date of the determination.

**  “Price Change” or the “Delta to the CACFG” shall mean the New Price/CACFG less the Previous Price.

The fuel surcharge shall be calculated as follows:

Hourly Fuel Burn – Gulfstream G550	500 gallons per hours

Delta to the CACFG	$1.00

Change in rate per “block hour”	$500 per hour

Note:  All prices are quoted in US dollars per US gallon and are exclusive of all duties, taxes and fees that may apply.  All amounts in gallons.  All prices quoted from Pittsburgh International Airport.

Corporate Air will only adjust the cost per “block hour” when the delta to the CACFG increases or decreases at least $1.00 per gallon.  The actual adjustment to the cost per “block hour” will be limited to $500 increments as reflected above (i.e. adjustments are made only at delta to CACFG increments of $1.00 or more).

Therefore, in the way of example only, if (i) the delta to the CACFG was $1.04 (or the new price of Jet A was $4.80) then the surcharge per hour would be $500 (or 1.00 x 500) (or the “new” rate per block hour would be $3,500) and (ii) if the delta to the CACFG was $2.14 (or the new price of Jet A was $5.90) then the surcharge per hour would be $1,000 (or 2.00 x 500) (or the “new” rate per block hour would be $4,000).  Both parties will use good faith and reasonable commercial efforts in making these calculations.